UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BRITTON & KOONTZ CAPITAL CORPORATION

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BRITTON & KOONTZ CAPITAL CORPORATION

500 Main Street

Natchez, Mississippi 39120

April 10, 2006

Dear Fellow Shareholder:

A shareholder group composed of Bazile R. Lanneau, Jr., Albert W. Metcalfe and members of their extended family have initiated a costly and disruptive proxy contest regarding the proposals to be voted on at the upcoming 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (for ease of reference, we refer to this shareholder group as the “Lanneau-Metcalfe Group”). The Lanneau-Metcalfe Group intends to nominate its own candidate for election as a Class I director. You will soon receive from this group (if you have not already) a proxy statement and gold proxy card soliciting your proxy in support of its candidate for election as a director, in support of the shareholder proposal submitted by Bazile R. Lanneau, Jr., and against the Company’s proposals. You are under no obligation to return this gold proxy card.

The Board has decided that it must respond to some of the misleading and inaccurate statements in the Lanneau-Metcalfe Group’s proxy materials. This group’s materials, in our view, inaccurately portray the consistent returns for shareholders that the Company has generated. We believe that the Company has experienced excellent growth in the past few years and that it is well positioned to continue that success in the future, thus enhancing long-term shareholder value. For this reason, the Company’s nominees for directors should be re-elected. Also, we believe that, contrary to the claims of the Lanneau-Metcalfe Group, the other proposals of the Company to be voted on at the Annual Meeting are in the best interests of all of our shareholders and thus shareholders should vote in accordance with the Board’s recommendations. In particular, because cumulative voting allows a shareholder constituency, like the Lanneau-Metcalfe Group, to elect its own nominee to the Board even if that nominee does not have broad shareholder support, cumulative voting should be eliminated from the Company’s Restated Articles of Association.

The continued support of our shareholders is essential to our ability to maintain the success that the Company has achieved. We believe that the Lanneau-Metcalfe Group’s initiative of a divisive proxy contest interferes with the Company’s strategic plans and is not in the best interests of our shareholders. The Board of Directors seeks your support “FOR” the following matters:

•	The election of Robert R. Punches and Bethany L. Overton as Class I directors;

•	The election of A.J. Ferguson as a Class III director;

•	The approval of an amendment to the Company’s Restated Articles of Association to eliminate cumulative voting rights in the election of directors; and

•	The adjournment of the annual meeting, if necessary in the judgment of the Board, for the purpose of soliciting additional proxies in favor of the foregoing proposals or against the shareholder proposal.

In addition, the Board urges you to vote “AGAINST” a shareholder proposal submitted by Bazile R. Lanneau, Jr.

A white proxy card has been enclosed with these materials in case you wish to revoke any proxy you previously submitted for the Annual Meeting. If you have already submitted your white proxy card and you do not wish to change your vote, do not return the enclosed proxy card. The proxy card you have already returned to the Company remains valid, unless you submit a later-dated proxy card. If you have not already sent in your proxy, please take a moment now to complete, sign, date and mail the enclosed white proxy card in the postage prepaid envelope. We urge you to immediately discard and not return the gold proxy card sent by the Lanneau-Metcalfe Group. If you have already returned a gold proxy card, we urge you to vote in accordance with the recommendations of the Board of Directors and complete, sign, date and mail the enclosed white proxy card in the enclosed, postage prepaid envelope.

Please carefully review the enclosed materials, as well as the proxy statement and 2005 Annual Report to Shareholders that the Company previously delivered to you, so that you can be completely and accurately informed about the Company’s past success and strategies for future growth as well as the proposals to be voted on at the Annual Meeting. These materials also provide additional information about the participants in our solicitation of proxies required under the rules and regulations of the Securities and Exchange Commission.

As a reminder, the Annual Meeting will be held at 3:30 p.m., local time, on Tuesday, April 25, 2006 in the lobby of the main office of Britton & Koontz Bank, N.A., 500 Main Street, Natchez, Mississippi. We thank you in advance for supporting the Board of Directors by returning your white proxy card to the Company. If you would like another copy of the Company’s proxy statement or 2005 Annual Report or another white proxy card, or if you have any questions, please call Cliffie S. Anderson at (601) 445-2482.

We look forward to seeing you at the Annual Meeting.

W. Page Ogden Chairman of the Board President, Chief Executive Officer	Robert R. Punches Vice Chairman of the Board

BRITTON & KOONTZ CAPITAL CORPORATION

500 Main Street

Natchez, Mississippi 39120

Additional Information Relating to

the 2006 Annual Meeting of Shareholders

to be held on Tuesday, April 25, 2006

The Board of Directors of Britton & Koontz Capital Corporation has sent you, the shareholders, these materials to provide you with additional information relating to the election of directors and the other proposals to be voted on at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation. For the remainder of these materials, Britton & Koontz Capital Corporation is referred to as “the Company,” “we,” “our,” or “us,” and Britton & Koontz Bank, N.A. is referred to as “the Bank.”

Specifically, these materials discuss the past successes of the Company and our strategy to continue this success and generate returns for our shareholders. We believe this response is necessary to counter the incomplete and misleading information contained in the proxy materials that a dissident shareholder group that includes Bazile R. Lanneau, Jr., Albert W. Metcalfe and members of their extended family has mailed to you (or will be mailed to you soon) (we refer to this group as the “Lanneau-Metcalfe Group”). The Lanneau-Metcalfe Group is soliciting your proxy in support of the election of its own candidate for director, in support of a shareholder proposal of Bazile R. Lanneau, Jr., and against the Company’s proposals. In our view, a number of the claims about the Company and the Bank in this group’s materials do not accurately reflect our past achievements or that our current strategies have the Company poised for future success.

These materials also provide you with additional information about the proposals to be voted on at the Annual Meeting, which we think is necessary to dispel the inaccuracies about these proposals in the Lanneau-Metcalfe Group’s proxy materials. Finally, the enclosed materials identify the persons who may be deemed to be “participants” in the Company’s solicitation of proxies for the Annual Meeting, as well as their direct or indirect interests in matters to be acted upon at the Annual Meeting. This information is required under the rules and regulations of the Securities and Exchange Commission, referred to as the “SEC.”

We urge all shareholders to read not only these materials but also the Company’s definitive proxy statement and the 2005 Annual Report to Shareholders that were delivered to you on or about March 20, 2006. These materials, the proxy statement and the 2005 Annual Report to Shareholders contain important information that will help you make an informed decision on each proposal to be voted on at the Annual Meeting.

We have also enclosed with these materials a white proxy card which allows you to vote for the Board’s nominees for directors and for the other proposals to be voted on at the Annual Meeting. If you have already returned your white proxy card and do not wish to change your vote, do not return the enclosed proxy card. You should also immediately discard and not return the gold proxy card from the Lanneau-Metcalfe Group. If you would like to change your vote, you can do so by returning the enclosed white proxy card to the Company. We urge you not to sign or return the gold proxy card that the Lanneau-Metcalfe Group delivered. Your vote will be tallied according to the latest-dated proxy card received by the Company.

For more information about voting at the Annual Meeting, please refer to the information below under the heading “Voting Procedures.”

If you have any questions regarding any of the information in these materials or about how to vote your shares of Company stock, or if you need another copy of our proxy statement, the 2005 Annual Report or the white proxy card, please do not hesitate to contact the Company by telephone or by mail, as follows:

Cliffie S. Anderson

Corporate Secretary

Britton & Koontz Capital Corporation

500 Main Street

Natchez, Mississippi 39120

Telephone: (601) 445-5576

Proposal Nos. 1 and 2 – Election of Directors

The Board of Directors has navigated the Company to solid growth in assets, loans and deposits in recent years and has enacted a strategy that has the Company well positioned to maintain this growth and enhance shareholder value. The Board’s nominees should be re-elected to their positions as directors.

In our strategic planning since the Bank entered the Baton Rouge and Vicksburg markets, we have clearly indicated a desire to pursue balanced growth and earnings. In our strategic planning sessions in 2001, referenced by the Lanneau-Metcalfe Group, we determined that we should not recklessly sacrifice Company earnings in pursuit of unbridled growth. The strategic plan we adopted in 2001 focused on growth both organically and through acquisitions in the Mississippi River Corridor between Vicksburg and Baton Rouge by 2004.

We believe we have been successful in implementing this strategic plan, as evidence by our results from year-end 2000 to year-end 2005:

•	Loans have increased 31.7% from $186 million to $245 million

•	Core, non-interest bearing checking account balances have increased 53.2% from $33.6 million to $51.5 million

•	Annual dividends have increased 20% from $.60 per share to $.72 per share

•	Year-end share price has increased 75.8% from $12 per share to $21.10 per share. As shown in our proxy statement under the heading “Stock Performance Graph,” our stock has outperformed both the S&P 500 Banks Index and the Nasdaq Composite Index over this time period.

Our experience in the banking industry has taught us that rapid, unfocused growth and substantial profitability are very often mutually exclusive propositions. Fully aware of this, we have been careful not to carelessly risk a significant portion of the earnings of the Bank, a federally-regulated institution, in exchange for sudden growth of premises, personnel and marketing budgets, since there is no guarantee that this type of growth will translate into increased earnings for our shareholders over the long term. In 1998, the Company invested in Sumx, an online banking technology project conceived and advocated by Bazile R. Lanneau, Jr., our former chief financial officer and now a spokesman for the Lanneau-Metcalfe Group. We had hoped that success with the Sumx investment would provide additional resources to finance the expansion of our core banking franchise. Unfortunately, by the second quarter of 2002, it was clear that Mr. Lanneau’s Sumx project was a failure, and we wrote off our investment in Sumx at that time.

The failure of the Sumx project, as well as subsequent failed efforts by Mr. Lanneau to develop the costly BKINET technology project at the Bank, limited the resources that were available for investment in the growth of the Company. Nevertheless, in 2003 and 2004 we successfully completed building and/or renovating three locations in Vicksburg, Natchez, and Baton Rouge, while closing and liquidating 4 locations in Natchez and Baton Rouge that did not fit the profitability and growth goals of the Company. We believe that these investments in our banking locations and eliminations in non-productive locations have positioned the Company for continued or increased growth in each market. In 2004, we dismantled the BKINET project and terminated or reassigned personnel associated with the project. Now, though, after originating and leading two costly failures at the Bank, Mr. Lanneau complains that the Company’s growth has not been adequate.

After Mr. Lanneau’s resignation in June 2004 as chief financial officer of the Bank, we were finally successful in implementing meaningful improvements to the Company’s software systems. We also streamlined the Bank’s personnel, as we recognized that the Bank employed unneeded personnel, primarily in the operations area. Full-time equivalents stood at 149 at the beginning of 2004 and at 107 by the end of 2005. We believe that our personnel have now been reduced to a level that reflects our current staffing needs. At the same time, we have forged ahead with strategic hires, particularly in the promising Baton Rouge market. With these changes to our workforce, the compensation per employee and assets managed per employee at the Bank are now much more in line with peer group community bank averages. Overall, we believe that our personnel changes have made the Company more efficient and better able to act on opportunities for growth in our markets.

In 2005, our first full fiscal year after Mr. Lanneau’s resignation, the Company recorded double-digit growth in loans, while reducing reliance of wholesale borrowings to fund such growth. At the same time, we maintained solid credit quality, and our profitability continued to improve, with a 13.5% increase in net income in 2005 over 2004. We believe that these results reflect a conservative, yet disciplined approach in managing for long-term shareholder value. With modernized facilities in strategic locations in our markets, updated software and a streamlined staff focused on basic banking activities, we believe the Bank is now in a unique position to benefit from an excellent footprint in the post-Hurricane Katrina environment.

The Board of Directors unanimously recommends a vote “FOR” the election of Bethany L. Overton and Robert R. Punches as Class I directors and a vote “FOR” the election of A.J. Ferguson as a Class III director. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “FOR” the Board’s nominees for director in Proposal Nos. 1 and 2 and immediately return the white proxy card to the Company.

Proposal No. 3 – Amendment of the Company’s Restated Articles of Association to Eliminate Cumulative Voting in the Election of Directors

All shareholders should have an equal voice in the Company’s governance, and each director should represent the interests of all of the Company’s shareholders, not just one shareholder constituency. Cumulative voting permits special interests, such as the Lanneau-Metcalfe Group, to obtain Board representation and should be eliminated.

Britton & Koontz’s Restated Articles of Association (referred to as “the Articles”) currently provide for cumulative voting in the election of directors. Proposal No. 3 would amend our Articles to eliminate cumulative voting.

Our proxy statement sets forth our reasons why we believe that the elimination of cumulative voting in the election of directors is in the best interests of the Company and its shareholders. We urge you to review this information again. In short, we believe that a director should be elected only if he or she receives the support of a broad segment of shareholders. Cumulative voting makes it possible for a minority of the shareholders, such as the Lanneau-Metcalfe Group, to obtain representation on the Company’s Board to advocate their own special interests, as opposed to the interests of all shareholders, which we do not think is in the best interests of the Company or its shareholders.

In our view, the actions of the Lanneau-Metcalfe Group perfectly illustrate why cumulative voting is not in the Company’s or the shareholders’ best interests. This group, consisting of just 18 shareholders (out of over

1,000 total shareholders of the Company), is currently soliciting proxies to elect its own nominee to the Board. We do not recommend that shareholders vote for his election as a director.

The Lanneau-Metcalfe group holds approximately 19% of the Company’s outstanding stock as of the record date for the Annual Meeting. Because of cumulative voting, even if a substantial majority of the Company’s shareholders do not vote for this group’s nominee, the group needs only slight additional support to be able to elect its nominee to the Board. For example, with two directors to be elected and a 70% shareholder turnout (which has traditionally been the percentage of shareholders voting at our annual meetings), the Lanneau-Metcalfe Group needs votes in favor from only about 23% of our outstanding stock (that is, only 4% more than it already has) to elect a director. Even if 77% of our outstanding stock is not voted in favor of this nominee, he would still be elected. We do not believe this situation permits the voice of all of the shareholders to be heard. If cumulative voting did not apply, the nominee of the Lanneau-Metcalfe Group would likely need to receive the support of a much larger percentage of our shareholders in order to be elected. We believe that all directors serving on the Board should be broadly supported by the shareholders and not just by a minority of the shareholders.

The director nomination by the Lanneau-Metcalfe Group raises an additional concern that we believe also justifies the amendment of our Articles to eliminate cumulative voting. We are concerned that if the Lanneau-Metcalfe Group’s nominee is elected to the Board, he will feel beholden to the interests of that group. Without the group’s support, it is unlikely that this individual would have been nominated to the Board, much less elected. Thus, he may feel that he “owes” the Lanneau-Metcalfe Group and that he should represent the interests of that group regardless of the interests of the holders of the remaining 81% of our stock. We believe that our directors should represent the interests of all of the Company’s shareholders, as the current members of the Board strive to do. Please keep in mind that, if the shareholders do not vote to eliminate cumulative voting at the Annual Meeting, the Company believes that the Lanneau-Metcalfe Group will initiate another costly and disruptive proxy contest at the 2007 annual meeting and thereafter.

The Lanneau-Metcalfe Group’s discussion of Proposal No. 4 (the shareholder proposal) in its proxy materials urges that the Board let democracy prevail within the Company and give shareholders an adequate voice. In our opinion, this group is only interested in the democratic process if and when it suits the group’s own interests. If the Lanneau-Metcalfe Group truly wanted democracy to prevail at the Company and give shareholders a greater voice in the Company’s governance, the group would be soliciting shareholders to vote for Proposal No. 3 to eliminate cumulative voting in the election of directors, not against this proposal. Only with cumulative voting eliminated will a “one share-one vote” democracy prevail among the Company’s shareholders. The actions of the Lanneau-Metcalfe Group, in our opinion, illustrate the group’s true intentions, which is ultimately to control the Company to suit its own ends (which may include selling the Company), even if those ends do not coincide with the interests of the other shareholders of the Company.

Finally, we believe that the current trend in corporate governance is toward a “majority vote” regime for the election of directors and away from a cumulative voting system. Under a majority vote regime, directors are elected only if they receive a majority of the votes cast at the meeting. A number of large public corporations, including Intel, Office Depot and Pfizer, have already adopted some form of majority voting for directors. According to information from Institutional Shareholder Services, Inc., over 100 companies have or will consider majority election proposals at their shareholders meetings in 2006, after having 62 such proposals in the 2005 proxy season. We have already begun to study whether majority voting is in the bests interests of the Company and its shareholders.

While the move toward majority voting is accelerating, the facts illustrate that few major corporations still retain cumulative voting in the election of directors. Based on our research, , 91% of the companies in the S&P

500 do not have cumulative voting in the election of directors. We also note that a number of bank holding companies in Mississippi, including Renasant Corporation, BancorpSouth, Inc. and Hancock Holding Company, do not allow for cumulative voting. These facts show that cumulative voting clearly is not prevalent among major United States public companies.

The Board of Directors unanimously recommends a vote “FOR” the amendment to the Company’s Articles described in Proposal No. 3. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “FOR” Proposal No. 3 and immediately return the white proxy card to the Company.

Proposal No. 4 – Shareholder Proposal

The supermajority provisions in the Company’s Articles provide essential protections against a hostile takeover bid and will help the Board maximize shareholder value in any merger or sale of the Company. These provisions in the Company’s Articles should be retained.

Our proxy statement discusses our reasons why we believe that shareholders should vote against the shareholder proposal submitted by Bazile R. Lanneau, Jr. This information is set forth under the heading “Proposal No. 4 – Shareholder Proposal—Board of Directors’ Response,” and we urge you review this information.

We would like to reiterate one point. As discussed in the proxy statement, the purpose of the supermajority requirements in the Company’s Articles is to protect against hostile or unsolicited takeovers of the Company by a person or entity owning at least 10% of the Company’s common stock. These provisions compel potential acquirors to approach the Board when contemplating a merger or acquisition of the Company. The supermajority provisions in the Company’s Articles do not prevent the Board from negotiating a friendly acquisition or merger of the Company with a third party and having such transaction approved by a majority, rather than supermajority, of the votes cast at a shareholders meeting called to consider the transaction. Furthermore, we believe that the supermajority provisions in our Articles are likely to increase the consideration an acquiror would pay to purchase or merge with the Company. As always, consistent with our fiduciary duties and the best interests of the Company’s shareholders, we will evaluate acquisition or merger opportunities as they present themselves and take all action necessary in response to such opportunities to maximize shareholder value. Without these supermajority provisions, however, a takeover of the Company could occur even if we did not view the transaction as being in the best interests of shareholders.

The Board of Directors unanimously recommends a vote “AGAINST” the shareholder proposal described in Proposal No. 4. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “AGAINST” Proposal No. 4 and immediately return the white proxy card to the Company.

Proposal No. 5 – Adjournment of the Annual Meeting, if Necessary, for the purpose of Soliciting Additional Proxies

We believe that our discussion of Proposal No. 5 in the proxy statement adequately addresses our reasons for advancing this proposal, and we urge you to consult the proxy statement for information regarding why we believe you should support Proposal No. 5.

The Board of Directors unanimously recommends a vote “FOR” the adjournment of the annual meeting, if necessary, as described in Proposal No. 5. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “FOR” Proposal No. 5 and immediately return the white proxy card to the Company.

Voting Procedures

Because there is a contested solicitation, we feel that it is appropriate to discuss the voting procedures for the Annual Meeting. Most of the procedures for voting at the Annual Meeting remain the same notwithstanding the contested solicitation (and are described in our proxy statement under the heading “Voting Procedures”). The record date for the Annual Meeting, the quorum requirements and the number of votes necessary to elect directors or approve any other proposal all remain as described in our proxy statement.

The following questions and answers should assist you in understanding the voting procedures for the Annual Meeting. If any information in these materials conflicts with information in our proxy statement, the information here should be deemed to supersede the information in our proxy statement.

What if I receive an additional proxy card?

We mailed a white proxy card to our shareholders with our proxy statement. If you have already returned the white proxy card, it remains valid and your shares will be voted at the Annual Meeting as you instructed on the card. If you do not wish to change your previously-submitted votes, you do not have to take any further action.

We have enclosed with these materials another copy of our white proxy card. This card is provided in case you wish to revoke any previously-delivered proxy (including the gold proxy card from the Lanneau-Metcalfe Group) in light of the existence of the contested solicitation. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by filing a duly executed proxy card bearing a later date or by filing with the Corporate Secretary of the Company a written revocation of a previously-submitted proxy card. Please remember that the latest-dated proxy that you submit revokes all prior proxies you have submitted and will control how your shares are voted at the Annual Meeting.

The gold proxy card that you received (or will receive) from the Lanneau-Metcalfe Group gives that group the authority to vote your shares at the Annual Meeting. If you do not wish to give this shareholder group your proxy, you do not need to return the gold proxy card. As discussed above, we believe that our voting recommendations reflect the best course of action for the shareholders of Britton & Koontz as a whole, and the Board urges you to immediately discard and not return the gold proxy card.

Has the contested solicitation affected how brokers may vote shares?

Yes. When a matter to be voted on at a shareholders meeting is the subject of a contested solicitation, under applicable stock exchange and Nasdaq rules, brokers no longer have discretion to vote shares that they hold in their name on behalf of a third party. Therefore, if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on that proposal. This is called a “broker non-vote.” For example, if you provide your broker instructions on Proposal Nos. 1 and 2 but not on Proposal Nos. 3-5, the broker will vote on Proposal Nos. 1 and 2 as you direct but will not vote your shares on Proposal Nos. 3-5.

We believe that the only matter as to which a broker will have discretionary authority is Proposal No. 2 to elect A.J. Ferguson as a Class III director. Although the Lanneau-Metcalfe Group has indicated it will withhold votes for Mr. Ferguson, the group has not nominated an alternative candidate for election as a Class III director. Please remember to give your broker specific instructions when returning your white proxy card. If you previously returned a proxy card without specific instructions regarding how your shares are to be voted, please complete and return the enclosed white proxy card to your broker with specific voting instructions.

Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter.

As noted in our proxy statement, if you hold shares of our common stock in your own name, rather than in the name of your broker, and you return a signed white proxy card but do not provide specific voting instructions on the white proxy card, the shares represented by your proxy will be voted at the Annual Meeting and any adjournments or postponements as recommended by the Board. The Board’s voting recommendations are described immediately below.

Has the Board changed its recommendations regarding how to vote my shares?

No. Your Board of Directors still unanimously recommends that you vote in the following manner on the proposals to be voted on at the Annual Meeting:

•	“FOR” the election of nominees Bethany L. Overton and Robert R. Punches as Class I directors.

•	“FOR” the election of nominee A.J. Ferguson as a Class III director.

•	“FOR” the approval of an amendment to the Company’s Restated Articles of Association to eliminate cumulative voting rights in the election of directors.

•	“AGAINST” the shareholder proposal submitted by Bazile R. Lanneau, Jr.

•	“FOR” the adjournment of the Annual Meeting to another time or place, if necessary in the judgment of the Board of Directors, for the purpose of soliciting additional proxies in favor of the Board’s proposals or against the shareholder proposal.

How will cumulative voting be conducted?

Our proxy statement sets forth the procedures for cumulative voting in the election of directors. Notwithstanding the claims of the Lanneau-Metcalfe Group, we believe our description of your cumulative voting rights accurately reflects the correct procedures under our Bylaws and Mississippi law. That the Company conducted cumulative voting differently at a meeting five years ago (in an uncontested election of directors) is not a legitimate reason to continue an incorrect practice today.

As described in the proxy statement, cumulative voting entitles you to a number of votes equal to the number of directors to be elected in that class multiplied by the number of shares you hold. You may give one nominee in a single class all of your votes or, if there is more than one nominee for election in a class, you may distribute your total votes among all or several nominees in the class. For example:

Two Class I directors will be elected at the annual meeting. If you own ten shares, you have 20 votes for Class I directors. You can elect to cast all votes for a single director, cast ten votes for each of the Board’s two nominees or allocate your 20 votes between the Board’s two nominees in Class I in a different manner.

Shares represented by a white proxy card will be voted “FOR” the election of our nominees for Class I directors and our nominee for Class III director, to the extent the white proxy card does not contain voting instructions with respect to the election of directors. Furthermore, absent specific instructions on a white proxy card either (i) withholding authority for all nominees or for Robert R. Punches in particular or (ii) specifically directing how votes should be cumulated, the proxy holders intend to exercise their discretionary authority to cumulate votes in such a manner as to ensure the election of Mr. Punches as a Class I director. After allocating a sufficient number of votes to Mr. Punches to ensure his election, the proxy holders intend to cast all remaining votes for Class I director over which they have discretionary authority in support of the election of Bethany L. Overton as a Class I director. In the election of one Class III director, the proxy holders intend to exercise their discretionary authority to vote for the election of A.J. Ferguson.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. As discussed earlier, you revoke your proxy either by giving written notice to the Corporate Secretary before the annual meeting or by granting a subsequent proxy. If you, rather than your broker, are a record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Cliffie S. Anderson, Britton & Koontz Capital Corporation, 500 Main Street, Natchez, Mississippi 39120. Please keep in mind that the proxy card with the latest date that you return to the Company will control how your shares are voted (unless you vote at the meeting or you deliver a written revocation of that proxy card without submitting a new proxy).

We have included a white proxy card with these materials. If you have already returned your white proxy card and do not wish to revoke your proxy, do not return the enclosed white proxy card. You should also immediately discard and not return the gold proxy card from the Lanneau-Metcalfe Group. If you would like to change your vote, you can do so by returning the enclosed white proxy card to the Company. You are under no obligation to return the gold proxy card you received from the Lanneau-Metcalfe Group. We urge you not to sign or return this gold proxy card.

Who is soliciting your proxy, and how will the solicitation be conducted?

We are soliciting your proxy to vote your shares at the Annual Meeting. Our directors and certain officers, namely our Chief Financial Officer and our Corporate Secretary, may contact shareholders to request that they return their proxies. Additional information about those individuals who may be deemed to be “participants” in our solicitation, as defined under SEC rules and regulations, is provided below under the heading “Participants in the Solicitation.” Our directors and the above officers may contact our shareholders by mail, telephone, the Internet or personal contact. No participant in the Company’s solicitation will receive any additional compensation for undertaking such efforts.

The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies from banks, brokers and nominees of shareholders for the Annual Meeting. The Company estimates that The Altman Group’s fees will not exceed $8,000, plus out-of-pocket costs and expenses. The Altman Group will employ approximately 25 people to solicit proxies from the Company’s shareholders. The Company has agreed to indemnify and hold The Altman Group harmless against any liability incurred in connection with the solicitation of proxies (unless the liability results from The Altman Group’s negligence or misconduct).

American Stock Transfer & Trust Company will also provide the Company services in connection with the Annual Meeting (but will not solicit proxies). These services include the tabulation of proxy cards, and representatives of American Stock Transfer & Trust Company will serve as Inspectors of Election at the Annual Meeting. The Company estimates that American Stock Transfer & Trust Company’s fees will not exceed $1,000, plus out-of-pocket costs and expenses.

Because the Lanneau-Metcalfe Group will also solicit proxies from our shareholders, the Company’s expenses related to its solicitation of proxies will exceed those normally spent for an annual meeting. Although no precise estimate can be made at the present time, the Company anticipates that the total expenditures relating to the solicitation of our shareholders for the Annual Meeting, including fees paid to proxy solicitors and our attorneys, will exceed our customary expenses by approximately $64,000, of which approximately $32,000 has been spent by the Company to date. These expense do not include the salaries of the two Company officers who may participate in our solicitation efforts. All proxy solicitation expenses will be borne by the Company.

Participants in the Solicitation

The following section provides information about those persons who are likely to be “participants” in the Company’s proxy solicitation under SEC rules and regulations. No participant has a substantial interest, direct or indirect, in any matter to be acted on at the meeting.

Board of Directors

Under SEC regulations, each member of the Board of Directors may be deemed to be a “participant” in the Company’s solicitation of proxies. Set forth below is the name and principal occupation of each member of the Board, and the name, principal business and address of any corporation or other organization in which that director’s occupation or employment is carried on. For additional information concerning each of the directors, please refer to the information under the heading “Board of Directors” in our proxy statement.

Name and Principal Occupation	Name and Business Address of Employer	Principal Business of Employer

W.W. Allen, Jr. President	Allen Petroleum Services, Inc. 521 Main Street, Suite M-1 Natchez, Mississippi 39120	Oil and Gas Exploration

Craig A. Bradford, D.M.D. Owner	Natchez Dental Arts 306 Highland Boulevard Natchez, Mississippi 39120	Pediatric Dentistry

A.J. Ferguson* Certified Petroleum Geologist	Self-Employed 204 Somerset Drive Natchez, Mississippi 39120	Petroleum Geology

George R. Kurz Co-Owner, Vice President	Kurz & Hebert Commercial Real Estate, Inc. 6711 Perkins Road Baton Rouge, Louisiana 70808	Sales, Management and Leasing of Commercial Real Estate

W. Page Ogden† Chairman, President and Chief Executive Officer	Britton & Koontz Capital Corporation 500 Main Street Natchez, Mississippi 39120	Banking

Bethany L. Overton* President	Lambdin-Bisland Realty Co. 117 Dana Road Natchez, Mississippi 39120	Real Estate Development

R. Andrew Patty II Member	Sieberth & Patty, LLC 4703 Bluebonnet Boulevard Baton Rouge, Louisiana 70809	Law

Robert R. Punches* Partner	Gwin, Lewis & Punches, LLP 319 Market Street Natchez, Mississippi 39120-3465	Law

Vinod K. Thukral, Ph.D. Manager	VT Venture Group 6857 Castlerock Drive San Jose, California 95120	Banking

*	Also a nominee for election as a director at the Annual Meeting.
†	Mr. Ogden’s term as a director expires at the Annual Meeting, and he has not been nominated for reelection to the Board.

Other Participants

The following officers of the Company may also be deemed to be “participants” in the Company’s solicitation under applicable SEC rules and regulations. The principal business address of each is that of the Company, 500 Main Street, Natchez, Mississippi 39120.

William M. Salters – Chief Financial Officer of the Company and the Bank.

Cliffie S. Anderson – Secretary of the Company; Compliance Officer of the Bank.

Information Regarding Ownership of the Company’s Securities by Participants

The Company’s only outstanding securities is its $2.50 par value common stock. The number of shares of common stock beneficially owned by each director as of March 14, 2006, the record date for the Annual Meeting, is set forth below.

Directors and Nominees	Number of Shares Beneficially Owned(1)
W. W. Allen, Jr.(2)	4,184
Craig A. Bradford, D.M.D.(3)	23,412
A. J. Ferguson	12,496
George R. Kurz	3,500
Bethany L. Overton	3,188
W. Page Ogden(4)	57,606
R. Andrew Patty II(5)	9,486
Robert R. Punches	10,644
Vinod K. Thukral, Ph.D.(6)	42,274

(1)	Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has beneficial ownership, the right to acquire beneficial ownership within 60 days of April 7, 2006, or shares voting power and/or investment power as these terms are defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Also includes, as applicable, shares allocated to participant accounts under the Company’s Employee Stock Ownership Plan, with respect to which each individual has voting power.
(2)	Includes 20 shares held by Mr. Allen as custodian for his son and 20 shares owned by his wife, of which he disclaims beneficial ownership.
(3)	Includes 2,901 shares owned by Mr. Bradford’s wife, of which he disclaims beneficial ownership.
(4)	Includes 8,800 shares that Mr. Ogden may acquire pursuant to currently exercisable stock options, 14,413 shares held in an IRA and 11,149 shares which have been allocated to Mr. Ogden’s account in the ESOP.
(5)	Includes 4,432 shares held in an IRA.
(6)	Includes 15,810 shares held by Thukral Holdings, LLC over which Dr. Thukral has sole voting power.

As of March 14, 2006, Mr. Salters owned 5,384 shares of the Company’s common stock, of which 880 shares are shares that may be acquired by exercise of employee stock options on or before June 6, 2006. Ms. Anderson owned 7,331 shares of the Company’s common stock as of March 4, 2006; 332 shares are shares that may be acquired by exercise of employee stock options on or before June 6, 2006.

Other than as disclosed in the footnotes to the table above, no “associate” (as defined under SEC regulations) of any participant owns any common stock of the Company, except that Mr. Patty’s sister owns 6,746 shares of Company stock. No participant or associate of any participant owns any shares of Company common stock of record that he or she does not also beneficially own, nor does any participant or association of any participant own any shares of any parent or subsidiary of the Company. None of the purchase price or market value of any common stock owned by a participant or an associate of any participant is represented by funds borrowed for the purpose of acquiring or holding such stock.

Information Regarding Transactions in the Company’s Common Stock By Participants

The following table sets forth all transactions that may be deemed purchases or sales of the Company’s common stock by the participants in the Company’s solicitation since January 1, 2004.

Name	Date	Number of Shares Purchased/Sold	Type of Transaction
W.W. Allen, Jr.	n/a	n/a	n/a
Craig A. Bradford, D.M.D.	July 26, 2005 August 2, 2005 August 2, 2005	1,000 100 1,000	(5) (1) (1)
A.J. Ferguson	March 1, 2006	158	(1)
George R. Kurz	September 3, 2004	3,500	(1)
W. Page Ogden	February 6, 2004 November 22, 2004 July 27, 2005	147 250 400	(3) (3) (4)
Bethany L. Overton*	April 19, 2005 April 20, 2005 August 1, 2005 August 3, 2005	834 100 700 234	(1) (1) (2) (2)
R. Andrew Patty II	n/a	n/a	n/a
Robert R. Punches	November 2, 2004 August 1, 2005	500 660	(4) (4)
Vinod K. Thukral, Ph.D.	February 18, 2005 February 22, 2005 January 30, 2006 January 31, 2006 February 1, 2006 February 17, 2006	99 101 616 500 99 785	(1) (1) (2) (2) (2) (2)
William M. Salters	May 12, 2005	50	(1)
Cliffie A. Anderson	n/a	n/a	n/a

(1)	Open-market purchase.
(2)	Open-market sale.
(3)	Disposition by gift or donation.
(4)	Acquisition through an Individual Retirement Account.
(5)	Purchase by Simplified Employee Pension IRA.
*	As these transactions illustrate, Ms. Overton inadvertently engaged in short-swing transactions prohibited by Section 16(b) of the Securities Exchange Act of 1934, as amended. Ms. Overton has since disgorged to the Company her short-swing profits in the amount of $2,806.68.

Understandings with Respect to Securities of the Company

The Board of Directors has adopted a Shareholder Rights Agreement, which was approved by our shareholders in 1996. Under this agreement, the Board issued rights attached to each share of our common stock (the “Rights”) giving shareholders the right to purchase shares of Company common stock in the event of an unsolicited takeover attempt. Under the rights agreement, if a person becomes the beneficial owner of 25% or more of our outstanding common stock (an “Acquiring Person”), each holder of a Right (other than the Acquiring Person) may receive, upon exercise, shares of Company common stock having a value equal to $75.00 per share. The rights agreement also provides that if, after there is an Acquiring Person, (i) the Company enters into a merger or similar transaction where the Company is not the surviving corporation or where our common stock is exchanged for stock or assets of another person or (ii) 50% or more of the Company’s assets or earning power are sold, then each holder of a Right (other than the Acquiring Person) may receive, upon exercise, shares of the acquiring company’s common stock having a value equal to $75.00 per share. The Rights expire ten years from the date they were declared, and prior to their expiration or exercise, whichever is earlier, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Mr. Ogden has been awarded employee stock options to purchase 10,000 shares of the Company’s common stock under the Britton & Koontz Capital Corporation Long-Term Incentive Plan. As of the date of these materials, 8,800 options are currently exercisable, with the remaining 1,200 options vesting over the next two years. The exercise price for the options is $19.94 per share, and the options expire ten years from the date of grant, or November 18, 2007. If Mr. Ogden’s employment with the Company terminates other than upon his death, disability or retirement, the options immediately expire; the options expire 90 days following Mr. Ogden’s termination of employment on account of his death, disability or retirement. Additional information regarding Mr. Ogden’s stock options can be found under the heading “Executive Officers and Executive Compensation” in the Company’s proxy statement.

Mr. Salters has been awarded employee stock options to purchase 2,000 shares of the Company’s common stock under the Britton & Koontz Capital Corporation Long-Term Incentive Plan. As of the date of these materials, 880 options are currently exercisable, with the remaining 1,120 options vesting over the next six years. The exercise price for the options is $14.50 per share, and the options expire ten years from the date of grant, or November 20, 2011. If Mr. Salters’ employment with the Company terminates other than upon his death, disability or retirement, the options immediately expire; the options expire 90 days following Mr. Salters’ termination of employment on account of his death, disability or retirement.

Ms. Anderson has been awarded employee stock options to purchase 750 shares of the Company’s common stock under the Britton & Koontz Capital Corporation Long-Term Incentive Plan. As of the date of these materials, 332 options are currently exercisable, with the remaining 418 options vesting over the next six years. The exercise price for the options is $14.50 per share, and the options expire ten years from the date of grant, or November 20, 2011. If Ms. Anderson’s employment with the Company terminates other than upon her death, disability or retirement, the options immediately expire; the options expire 90 days following Ms. Anderson’s termination of employment on account of her death, disability or retirement.

Mr. Ogden, Mr. Salters and Ms. Anderson are also participants in the Britton & Koontz Capital Corporation Employee Stock Ownership Plan (referred to as the “ESOP”). Currently, 11,149, 2,804 and 7,207 shares are allocated to the respective accounts of Mr. Ogden, Mr. Salters and Ms. Anderson under the ESOP. Participants are eligible to receive distributions of their ESOP shares upon retirement and under certain other circumstances.

Other than as set forth above, no participant has any arrangement or understanding with the Company or any other party with respect to the securities of the Company.

Understandings with Respect to Future Employment or Transactions by or with the Company

We have entered into an employment agreement with Mr. Ogden. The base term of the employment agreement expired on December 31, 2005, and the agreement provides for successive one-year terms thereafter, expiring each year on December 31st. The agreement automatically renews, unless notice is given 90 days prior to the expiration of each term by either of the respective parties. Effective January 1, 2006, Mr. Ogden’s employment agreement renewed for another one-year term.

We can terminate the employment agreement, and Mr. Ogden’s employment thereunder, with or without cause. If termination is on account of cause (including a breach of fiduciary duty or other similar types of misconduct), Mr. Ogden will not receive any severance pay. If we terminate Mr. Ogden’s employment without cause, we are required to pay Mr. Ogden a lump sum equal to the greater of $80,000 or six months of his then current salary. As of the date of these materials, the amount of this payment would be $80,000.

In addition, effective September 26, 1994, we entered into a Salary Continuation Agreement with Mr. Ogden. This agreement provides for the payment of normal and early retirement benefits and provides that in the event there is a “change of control” of the Company (as defined in the agreement) and Mr. Ogden’s employment with the Company is terminated within 36 months of the change of control, then Mr. Ogden will be paid the greater of (a) a lump sum cash payment ($250,000) or (b) the total balance in his retirement account.

Other than as described above, no participant or any associate of any participant has any understanding with respect to future employment with the Company or with respect to future transactions to which the Company or any of its affiliates will or may be a party.

Related Party Transactions

Certain participants and associates of participants are customers of the Bank and had transactions, such as loan transactions, with the Bank in the ordinary course of its business since January 1, 2005 that may have been in amounts exceeding $60,000. These transactions were made in the ordinary course of business and were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons. We believe that any loan transactions between the Bank and any participant do not involve more than the normal risk of collectibility or present other unfavorable features.

Other than as described above, there are no transactions, or series of related transactions, since January 1, 2005, to which the Company or any of its subsidiaries was a party, in which the amount involved exceeded $60,000 and in which any participant or any associate of a participant had a direct or indirect material interest. In addition, there are no currently proposed transactions or series of transactions to which the Company or any of its subsidiaries are a party in which the amount involved exceeds $60,000 and in which any participant or any associate of a participant had a direct or indirect material interest. Information regarding any related party transactions between the Company and participants can be found under the heading “Board of Directors” in our proxy statement.

Forward-Looking Statements

These materials may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. Forward-looking statements have been and will be made in written documents and oral presentations of the Company. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. The words “anticipate”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing market conditions, availability or cost of capital, employee workforce factors, costs and other effects of legal and administrative proceedings, and changes in federal, state or local legislative requirements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

PROXY	PROXY

BRITTON & KOONTZ CAPITAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2006

The undersigned hereby appoints C. H. Kaiser, Jr. and A. Duncan McFarlane, or any one of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Britton & Koontz Capital Corporation held of record by the undersigned on March 14, 2006, at the annual meeting of shareholders to be held on April 25, 2006, or any adjournment(s) or postponements thereof (the “Annual Meeting”). This proxy confers on the proxy holders full discretion and authority to vote cumulatively and allocate votes among any or all of the nominees of the Board in such manner as they may determine, to the extent this proxy does not withhold authority to vote for the election of directors or for any particular nominee or provide specific instructions regarding the allocation of votes.

I acknowledge receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

(Continued and to be signed on reverse side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here: ■

(1)	PROPOSAL NO. 1 – TO ELECT TWO CLASS I DIRECTORS

☐	FOR ALL NOMINEES:

Bethany L. Overton

Robert R. Punches

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

o	Bethany L. Overton
o	Robert R. Punches

(2)	PROPOSAL NO. 2 – TO ELECT ONE CLASS III DIRECTOR

☐	FOR THE NOMINEE:

A.J.	Ferguson

☐	WITHHOLD AUTHORITY FOR A.J. FERGUSON

INSTRUCTION: To withhold authority to vote for any individual nominee in Proposal No. 1, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

If you desire to cumulate your votes in Proposal No. 1, please do so in the blanks following each name (since there is only one Class III director to be elected, cumulative voting for such director is the same as non-cumulative voting). This proxy confers on the proxy holders full discretion and authority to vote cumulatively and allocate votes among any or all of the nominees of the Board in such manner as they may determine, to the extent this proxy does not withhold authority to vote for the election of directors or for any particular nominee or provide specific instructions regarding the allocation of votes. Cumulative voting is described in the section of the proxy statement entitled “Voting Procedures.”

(3)	PROPOSAL NO. 3 – AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF ASSOCIATION TO ELIMINATE CUMULATIVE VOTING RIGHTS IN THE ELECTION OF DIRECTORS

☐	FOR

☐	AGAINST

☐	ABSTAIN

(4)	PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL (IF PROPERLY PRESENTED)

☐	FOR

☐	AGAINST

☐	ABSTAIN

(5)	PROPOSAL NO. 5 – TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

☐	FOR

☐	AGAINST

☐	ABSTAIN

(6)	IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The Board of Directors recommends that you vote “FOR” the nominees listed in Proposal No. 1,

“FOR” the nominee listed in Proposal No. 2, “FOR” Proposal No. 3 and “FOR” Proposal No. 5.

The Board of Directors recommends that you vote “AGAINST” Proposal No. 4.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given, your shares will be voted FOR some or all of the nominees listed at left (refer to the instructions below Proposal No. 2), FOR Proposal No. 3, AGAINST Proposal No. 4 and FOR Proposal No. 5. If you improperly cumulate your votes for the nominees for Class I directors, the individuals designated on this proxy will allocate such votes in a manner they deem in their sole discretion most accurately reflects your intentions. Such allocations shall be final. The proxy holders designated on the reverse side will vote in their discretion on any other matter that may properly come before the Annual Meeting.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Date:
Signature of Shareholder

Date:
Signature of Shareholder

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in the full corporation name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person(s).